Exhibit 99.1

VIVUS, Inc. Q4 2014 Earnings Conference Call

February 24, 2015

1:30 p.m. PT/4:30 p.m.ET

Operator

Welcome to the VIVUS Fourth Quarter and Year-End 2014 Results Conference Call. [Operator Instructions]

I would now like to introduce your host for today’s program, Dana B. Shinbaum, Corporate Development, Investor Relations. Please go ahead.

Dana Shinbaum — Director, Corporate Development & Investor Relations

Thank you.  Before we get started, I would like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others.  These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year-ended December 31, 2013, as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014 and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Seth Fischer, CEO of VIVUS.

Seth Fischer — Chief Executive Officer

Hello everyone and welcome to our 2014 fourth quarter and year-end financial results teleconference. Joining me today in addition to Dana is Svai Sanford, Chief Financial Officer. Today, we will review with you our financial results and progress made during the most recent quarter.

The market for obesity pharmacotherapy continued to expand during the past year with total prescriptions in the anti-obesity category growing 10% in 2014 versus the previous year and branded anti-obesity products nearly doubling in prescription volume for the same period. The upside market potential for these products continues to be substantial with high unmet medical needs and the overall drug treatment rate remaining in the mid-single digits within the eligible patient population.

Challenges within the category remain, in particular with respect to the tendency on the part of healthcare providers to treat symptoms of obesity rather than the disease itself, a narrow focus on certain patient types for treatment, historically low third-party insurance coverage, and the continued exclusion of anti-obesity medications from Medicare Part D.

Qsymia total prescription volume grew approximately 43% in 2014 compared to 2013 with demand remaining relatively steady on a weekly and monthly basis, especially throughout the latter half of the year.

Our focus on healthcare providers continued to target those most likely to be receptive to the promise of clinically significant 10% weight loss and the favorable tolerability profile of Qsymia. Promotional efforts in support of Qsymia, both representative-driven as well as non-personal initiatives, have helped to largely maintain Qsymia new and total prescription volume in the face of increasing competitive noise.

Since the launch in September 2012, Qsymia has been prescribed by more than 51,000 healthcare providers for over 300,000 of their patients. The typical duration of therapy has remained steady at four to four-and-a-half months.

We are currently piloting various programs for regional implementation that will seek to increase utilization of Qsymia for the most appropriate patient types.  We are also expanding our presence through digital media as well as other types of outreach targeting lapsed patients, those who have failed other therapies and those who have yet to try pharmacotherapy.

Type 2 diabetes and severe obesity are the primary factors reported by clinicians for prompting drug therapy prescribing. Dr. Timothy Garvey of the University of Alabama at Birmingham was the lead author of a paper published in October 2014 in Diabetes Care that highlighted the positive impact on glycemic control of Qsymia when combined with lifestyle modification in overweight or obese patients with type 2 diabetes over a broad range of severity.  Among the study conclusions was the observation that Qsymia plus lifestyle modification has a significant impact on cardiometabolic parameters, particularly with respect to HbA1c lowering and can be considered integral to the treatment of obese and overweight patients with type 2 diabetes.

Third-party coverage for Qsymia, excluding free trial offer prescriptions, ended the year 2014 at 38%. This percentage represents actual paid-for coverage by third-party payers, not estimates derived from external databases.

Qsymia is currently the sole anti-obesity agent listed on CVS/Caremark Performance Drug List, or PDL. It is the preferred brand within the category, enjoying a Tier 2 position at a co-pay of $10 to $40 to the patient and without prior authorization.  According to CVS/Caremark, preferred brand name drugs are listed in the PDL to help identify products that are clinically appropriate and cost-effective. There are sizable national and regional employers who have adopted CVS/Caremark PDL and have made Qsymia available at the Tier 2 for their employees.

We review this incremental progress as a step in the right direction regarding improving patient access while reducing out-of-pocket costs for Qsymia.

Payers continue to evaluate whether or not to cover the obesity category rather than whether to cover specific products.  Formulary positions and tier discussions are important, but only after a payer has made the decision to cover the obesity class for its members. With our clinical data, pharmacoeconomic profile and contracting efforts, we believe reimbursement for Qsymia will continue to improve.

Regarding our plans for Qsymia in Europe, as you are aware, we modified the design of the Phase 4 CVOT trial required for Qsymia by the FDA in order to establish a potential pathway to European approval through the centralized European Union procedure. We received helpful feedback in 2014 from European Union regulatory officials regarding the AQCLAIM CVOT protocol, and we also received feedback from the U.S. FDA regarding the amended protocol. As a part of addressing the FDA comments, we are working to ensure that the planned interim analysis will not jeopardize the overall integrity of the study and will support other objectives in both the EU and U.S.

We look forward to providing an update regarding initiation of patient enrollment in this trial as soon as we have secured the required consensus among the regulators and have a clear path forward, anticipated for calendar year 2015.

We further strengthened the Qsymia patent portfolio in 2014. Examples include our acquisition from Janssen Pharmaceuticals of certain topiramate patents directed to treating obesity, lowering blood pressure and lipid parameters and reducing blood glucose, as well as other method-of-use patents for topiramate in treating impulse control disorders. New patents covering Qsymia issued in 2014 cover methods for effecting weight loss and composition of Qsymia.

Our Qsymia partnering efforts are ongoing and we remain open to establishing commercial alliances for Qsymia on a global or regional basis if they create value for shareholders. We cannot provide guidance with respect to the timing or structure of a potential partnership, but we intend to update the market when appropriate regarding any material development.

We will watch closely how the market develops in 2015 while controlling our costs. We will increase, adjust and reallocate promotional resources in support of Qsymia when it is appropriate and efficient for investment purposes.

We believe that the foundation of the obesity market has been, and will continue to be, education of healthcare providers and allied professionals regarding the need to treat obesity as a chronic disease with the proper clinical tools, including increased diet and exercise along with effective, safe and well-tolerated pharmacotherapy such as Qsymia. We plan to continue to deliver this message through in-person digital and other non-personal promotion, continuing medical education and peer-to-peer programs, clinical publications, participation in major scientific meetings and select direct-to-patient opportunities in healthcare provider offices.

Turning now to avanafil, we are pleased to be working with Auxilium, which was recently acquired by Endo, Menarini and Sanofi, our commercial alliance partners for avanafil in the U.S., Europe and certain rest-of-world territories, respectively. Auxilium launched STENDRA in the U.S. in December 2013 and as of April 2014, Menarini completed the launch of SPEDRA in the EU-5. SPEDRA is now available at retail in approximately 23 countries within the Menarini territory.

We were pleased to announce in September 2014 that the FDA had approved a supplemental new drug application for STENDRA, making it the only FDA-approved erectile dysfunction medication indicated to be taken as early as approximately 15 minutes before sexual activity. With the recent approval by European regulatory authorities to include these data in the SPEDRA label as announced in January 2015, we believe that our commercial partners in Europe now have an additional important point of differentiation within the ED market via which to promote the product.

For Latin America and certain Asian countries we are in discussions with potential partners for license and commercialization arrangements.

I will now pass the call over to Svai Sanford, our CFO, for an update on the financials.

Svai Sanford — Chief Financial Officer

Thanks, Seth and good afternoon, everyone. I will now discuss our financial results for the quarter and year ended December 31, 2014. I also refer you to the financial results and recent updates included in our press release.

Total net revenue was $21.7 million in the current quarter, compared to $44.1 million in the fourth quarter of 2013. Of the total revenue in the current quarter, net product revenue was $12.7 million in sales of Qsymia, compared to $7.7 million in the fourth quarter of 2013. In addition, under our commercialization agreement for STENDRA or SPEDRA, we recognize $8.2 million in supply revenue in the current quarter, compared to $1.5 million in the fourth quarter of 2013. We also recognize $0.8 million in royalty revenue in the current quarter. There were no license and milestone revenues in the current quarter compared to $34.8 million recorded in the fourth quarter of 2013.

For the year, total net revenue was $114.2 million in 2014, compared to $81.1 million in 2013. Of the total revenue in 2014, net product revenue was $45.3 million from sales of Qsymia, compared to $23.7 million in 2013.

In addition, under our commercialization agreement for STENDRA or SPEDRA, in 2014 we recognized $38.6 million in license and milestone revenues compared to $55.8 million in 2013, $26.5 million in supply revenue compared to $1.5 million in 2013, and $3.8 million in royalty revenue. There were no royalty revenue in 2013.

There were approximately 136,000 Qsymia prescriptions dispensed in the current quarter, compared to 140,000 in the third quarter of 2014 and 124,000 in the fourth quarter of 2013. Prescription volume for the current quarter was impacted by holidays in November and December, compared to the previous quarter.

Approximately 61% of Qsymia total prescriptions in the current quarter included either a free good or discount offer, compared to 63% in the third quarter of 2014 and 59% in the fourth quarter of 2013.

Net revenue per prescription, excluding free trial offer prescriptions, is $113 in the current quarter compared to also $113 in the third quarter of 2014 and $81 in the fourth quarter of 2013.

For the year, there were approximately 534,000 Qsymia prescriptions dispensed compared to 373,000 in 2013.

As a reminder, we record revenue from sales of Qsymia on a sell-through method whereby revenue is recognized when a prescription is dispensed to a patient. As of December 31, 2014, our deferred revenue related to sales of Qsymia is $16.4 million, which represents product shipped to wholesalers, but not yet dispensed to patients.

Total cost of goods sold was $9.6 million in the current quarter compared to $3.2 million in the fourth quarter of 2013. For the year, total cost of goods sold was $33.4 million in 2014 compared to $4.9 million in 2013. The increases were primarily due to the cost of STENDRA supply and certain patent acquisitions and assignments related to Qsymia.

Total selling, general and administrative expense was $26.8 million in the current quarter, compared to $36.6 million in the fourth quarter of 2013. Selling and marketing expenses for Qsymia totaled $17.8 million in the current quarter, compared to $22.4 million in the fourth quarter of 2013.

For the year, total SG&A expense was $111.5 million in 2014, compared to $158.2 million in 2013. Selling and marketing expenses for Qsymia totaled $72.3 million in 2014 compared, to $94.8 million in 2013. For both the fourth quarter and full year, a decrease in selling and marketing expenses were primarily due to our targeted and more focused spending on marketing and promotional programs.

Decreases in general and administrative expenses were primarily due to our cost-cutting initiatives, including reduction in headcount and other employee costs, which resulted in lower share-based compensation expense, lower spending on professional fees, grant costs for continuing medical education programs and other corporate activities.

Total research and development expense was $2.7 million in the current quarter compared to $5 million in the fourth quarter of 2013. For the year, total R&D expense was $13.8 million in 2014, compared to $29.7 million in 2013. For both the fourth quarter and the full year, the decreases in R&D expense were primarily due to completion of studies related to STENDRA, timing of Qsymia studies, and lower employee costs as a result of the 2013 cost reduction plan.

There were no inventory impairments or other nonrecurring charges in the current quarter, compared to $8 million of nonrecurring charges related to the cost reduction plan in the fourth quarter of 2013.

For the full year, inventory impairment and other nonrecurring charges were $6.2 million in 2014, compared to $42.9 million in 2013. The charges in 2014 were for excess inventory, patent settlement, and a cost reduction plan, while the charges in 2013 were for expenses associated with proxy costs, excess inventory and cost reduction plan.

Net loss was $25.4 million, or $0.25 net loss per share for the current quarter, compared to a net loss of $17.2 million, or $0.17 net loss per share, in the fourth quarter of 2013. For the full year, net loss was $82.6 million, or $0.80 net loss per share, in 2014 compared to a net loss of $174.5 million, or $1.72 net loss per share, in 2013.

Total cash, cash equivalents and available-for-sale securities, collectively cash, is $299.6 million at December 31, 2014, compared to $343.3 million at December 31, 2013. The decrease of $43.7 million is primarily due to cash used in operations. During 2014, we received approximately $35.3 million in license and milestone payments related to STENDRA or SPEDRA. Excluding such amounts, our net cash used in operations for the year would have been $73.4 million.

I will now return the call back to Seth for closing comments.

Seth Fischer — Chief Executive Officer

Thanks, Svai. The obesity category continues to be unique among serious chronic clinical conditions in that many healthcare providers are reluctant to treat the disease proactively despite the overwhelming evidence of the cardiometabolic benefits of weight loss among overweight and obese individuals, published medical society treatment guidelines that recommend pharmacotherapy in overweight and obese patients and the availability of FDA-approved pharmacotherapy such as Qsymia, which can deliver 10% weight loss, the gold standard benchmark goal of treatment.

The good news, we believe, is that greater attention is being paid to the category with new entrants and additional promotional noise. This is evidenced by year-over-year prescription growth among branded anti-obesity products. VIVUS and others continue to raise awareness and promote appropriate use of these medications. The need to treat is greater than ever.

The areas of focus for VIVUS for 2015 are as follows:  Deliver a strong efficacy and safety message about Qsymia to key healthcare provider audiences; target the most appropriate patients and the healthcare providers most likely to treat those patients; continue to improve overall Qsymia insurance coverage; continue to improve per-prescription Qsymia net revenue; continue our efforts to secure a partner for Qsymia; and manage our avanafil alliances with Auxilium, recently required by Endo International, Menarini and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world. In addition, we will continue discussions with potential partners for STENDRA and SPEDRA commercial alliances in Latin America and certain territories in Asia.

We will now take your questions.

Question-and-Answer Session

Operator

[Operator Instructions]. Our first question comes from the line of Alan Carr from Needham & Company. Your question, please.

Alan Carr - Needham & Company

Hi, thanks for taking my questions.  Can you comment on your thoughts on the latest entrant and how that’s affecting Qsymia — the launch of Contrave, how you think its affecting Qsymia in Euro’s operations. And then you mentioned that duration of use seems to be pretty steady at four to four-and-a-half months. I wonder if you can comment on that in terms of why you think that is or how you can build on that. Why are patients stopping?

Seth Fischer — Chief Executive Officer

Alan, Seth.  Let me try to address your questions first about Contrave. We certainly are pleased that they have approval and are now in the market. They are certainly raising the noise level about the importance of the treatment of obesity. We’ve actually seen some effect obviously in our target audience where they’re applying sales rep activity, but we’re also seeing a positive impact in targets that we do not call on. Actually, we’ve seen an increase in the use of our drug in physicians that we’re not currently calling on, which is positive for the overall belief of what what we think the market will do. We’ve said for some time that we did believe that the rising tide would rise all boats in the category, and in fact, I think we’re beginning to see early signs of that when we see usage of our drug actually in audiences that we’re not currently calling on.

Second of all, as far as the persistency with the product, while we see four to four-and-a-half months of persistency, it’s really difficult in any chronic therapy in the retail market to really track much beyond those types of data. And the reason is, is because of the refill rates that happen due to insurance coverage and what they may require in terms of new prescriptions.

We recently did a comparison to an on-market diabetes medication and our actual line of persistency follows closely to a chronic diabetes medication, maybe slightly below it, but at least directionally, it follows it pretty consistently. So, while we’re disappointed, we would like to see persistency numbers much higher, we know that we have patients all over the board in terms of how long they actually stay on drug.

Alan Carr - Needham & Company

Through your REMS program, you know who’s taking Qsymia. Has that database been of use to you?

Seth Fischer — Chief Executive Officer

The database is of use in a number of ways. We’ve been able to use that database to actually look at pharmacies across the nation where we may be seeing more abandonment of the prescriptions and be able to address those with chain headquarters to suggest that maybe there’s something in the counseling of patients or some misunderstanding happening with our coupon programs, etc., so we do find it useful. We do find it useful to be able to track side effect profiles and things like that. So yes, we do find it very useful.

Alan Carr - Needham & Company

The reason I ask of course, is whether that might provide some insight into why patients are only taking it for on average four to four-and-a-half months.

Seth Fischer — Chief Executive Officer

Yes, we really would not get that from that database because we’re not in direct contact with those patients. It’s more just a tracking of patients in general if something spontaneously should pop up, but not really so much for us understanding better why they’re coming off the drug.

Alan Carr - Needham & Company

Okay and then last one. Any guidance on OpEx spend for 2015, excluding the cardiovascular trial?

Svai Sanford — Chief Financial Officer

Alan, Svai.  We don’t provide formal guidance as you know, but we’ve said it before, we will continue to manage our OpEx excluding CVOT at the moment. Still the timing of that first patient initiation is still being evaluated, but I would expect that the overall OpEx supporting the current business, as we know it, will remain pretty consistent with the last two quarters that we’ve reported.

Operator

Thank you. Your next question comes from the line of Simos Simeonidis from RBC Capital Markets. Your question, please.

Simos Simeonidis from RBC Capital Markets

Yes, this is David in for Simos. My first question was since the launch of Contrave and the upcoming launch of Saxenda, how has this impacted on your ongoing partnership discussion? And question number two is, do you have any market data regarding the percentage of Qsymia in new patients who had previously tried other obesity pharmacotherapies? Thank you.

Seth Fischer — Chief Executive Officer

Let me take the second question first. As far as patients, certainly one of the targets that we do have is patients that have failed on other therapies. That can be older generic therapies or the newer agents. We do not have data that would suggest to us how many patients are failing the other therapies and then going on Qsymia.

We are currently looking at programs that actually address that patient in particular, those that have failed current new therapies. We do know that there’s quite a bit of churn that happens in the market and we certainly want to make sure that we’re available to those patients that may be seeking to stay on therapy but maybe they did not tolerate the current therapy they are on.

The second question on Contrave, or your first question on Contrave’s launch impact on partnership, I think that in the case of any partnership, there’s a bit of watching that market and seeing how the market, in fact, lifts. We saw last year the market did in fact achieve double-digit growth, 10%. We haven’t seen that in the obesity market for some time. So I think watching metrics like that are important to any partnership.

Operator

Thank you. Our next question comes from the line of Bob Ai from WallachBeth Capital. Your question, please?

Bob Ai - WallachBeth Capital

Can you remind me what state the supply revenue? Is that just the cost or is it cost plus?

Seth Fischer — Chief Executive Officer

It’s cost plus.

Bob Ai - WallachBeth Capital

And could you disclose what the percentages that is plus?

Svai Sanford — Chief Financial Officer

With all of the arrangements that we have, three commercial licensing arrangements that we have, we get 10% off of the cost. Only two territories, however, have been launched, the U.S. and also the Menarini territory which covers European countries and New Zealand and Australia collectively, 23 countries so far has been launched.

Bob Ai - WallachBeth Capital

Okay. My second question, kind of related, is the royalty revenue, standard royalty, it looks like the royalty has been slashed in the last few quarters and can you help me understand — I would think that the royalties should go up as sales go up as the more countries are launched?

Svai Sanford — Chief Financial Officer

I would suspect some seasonality had an effect on this category as well in the fourth quarter. So net sales had been somewhat flat, therefore impacting our royalty revenue in the fourth quarter. And also as our partner in the U.S., it’s pretty early in the launch still. There were some final additional adjustments to their net sales as they true up for the year. The prior quarters were based on estimates, so there were some impact of that. We’re playing with such a small number that it does have a big percentage impact.

Operator

[Operator Instructions]. Our next question comes from the line of Charles Duncan from Piper Jaffray. Your question, please.

Charles Duncan from Piper Jaffray

Hi guys, it’s Lawrence in for Charles. Quick question, how much revenue do you guys need for cash flow positivity for Qsymia?

Svai Sanford — Chief Financial Officer

We don’t disclose that information. Sorry.

Operator

Thank you. Our next question comes from the line of Steve Byrne from Bank of America Merrill Lynch. Your question, please.

Steve Byrne from Bank of America Merrill Lynch

Hi this is Sarah on for Steve. The first one I have is it looks like coverage is pretty similar to what it was at the end of the last quarter. I guess what plans specifically do you have in place to improve this and do you have an internal goal to reach by year-end? And then can you talk a little bit more about the regional programs you’re implementing and then when you would expect to see benefits in terms of script trend?

Seth Fischer — Chief Executive Officer

Yes, so as far as the trends for third-party coverage, they are relatively stable. We have seen more interest since the new compounds have been approved, which was somewhat what we expected. Unfortunately, we expected it in June 2014 when Contrave was supposed to be approved at that point. Being the later approval, we saw that third-party payers took a little bit later activity, so we have seen increased activity beginning in the fourth quarter and all those are several new contract negotiations that we’re currently involved in.

As far as our projection going forward, we’re not really going to give a projection. We had a goal last year of 50%. That’s still the goal that we’re going to strive for this year.

The question on regional programs to try to stimulate additional interest, we have put a lot more attention in this calendar year. Actually, we’re in the midst of executing that now with digital programs and some of those are based on building digital communities for patients as well as building digital communities for physicians that are comfortable having conversations and treating patients. We do know that with many physicians, they do realize they have many of these patients that fit their practice, but they’re not quite sure how they should approach the topic. They’re quite comfortable discussing diabetes, hypertension and other disease states, but they’re not as comfortable opening up a conversation about weight or obesity with patients and we’ve seen that in a number of different types of research we’ve done.

So we think building a community of physicians that are quite comfortable with these conversations will help physicians. And then patients, the same thing, which is how to approach the doctor with the conversation to have as well as building awareness about the availability of pharmacotherapy. Any research we do shows that the awareness still seems to be fairly low amongst consumers as well. So, we believe that these programs should help build understanding and therefore build prescriptions for our product as the market continues to build.

Operator

Thank you. This does conclude the question and answer session of today’s program. I would like to hand the program back to Seth Fischer for any further remarks.

Seth Fischer — Chief Executive Officer

First, I want to thank all of you for calling in for our year-end results and we look forward to the coming year 2015 and the growth of the obesity market and our ongoing partnerships to build STENDRA - SPEDRA as an important ED product. Thank you again for joining us today.

Operator

Thank you.  This does conclude the program.  You may now disconnect.  Good day.